EXHIBIT 10.1

ASSIGNMENT, ASSUMPTION, CONSENT AND RELEASE AGREEMENT

[MANAGEMENT SERVICES AGREEMENT]

This ASSIGNMENT, ASSUMPTION, CONSENT AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of August, 2008 (the “Assignment Date”), by and among Sabine Pass LNG- GP, Inc., a Delaware corporation (the “Assignor”), Cheniere LNG Terminals, Inc., a Delaware corporation (the “Assignee”) and Sabine Pass LNG, L.P. (the “Owner”). All capitalized terms used in this Agreement but not defined herein have the meanings ascribed to them in the Management Services Agreement (as defined below).

RECITALS

WHEREAS, the Assignor and the Owner have entered into that certain Management Services Agreement, dated February 25, 2005 (the “Management Services Agreement”), pursuant to which the Owner contracted with the Assignor for management services in connection with the business and operations of the Owner;

WHEREAS, the Assignor desires to assign to the Assignee all of the Assignor’s rights, title and interests in, to and under the Management Services Agreement; and

WHEREAS, the Assignee desires to assume the duties and obligations of the Assignor under the Management Services Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants set forth herein, the parties hereto hereby agree as follows:

1. Assignment of Management Services Agreement. Assignor hereby conveys and assigns to Assignee, its successors and assigns, all of its rights, title and interests in, to and under the Management Services Agreement.

2. Assumption of Management Services Agreement. Assignee hereby undertakes, accepts and assumes the assignment of the Management Services Agreement and assumes all duties and obligations of the Assignor under the Management Services Agreement and covenants to perform and discharge the same as the Assignee of the Assignor.

3. Consent and Release. The Owner hereby consents to the assignment and assumption of the Management Services Agreement, as set forth in Sections 1 and 2, above, and hereby releases the Assignor from all its duties and obligations with respect to the Management Services Agreement. The parties hereto agree that the Management Services Agreement will remain in full force and effect after giving effect to this Agreement notwithstanding Section 12.6 of the Management Services Agreement which is hereby amended to permit the assignment, assumption and release provided in this Agreement.

4. Indemnification.

(a) Assignee shall hold Assignor harmless from, and hereby indemnifies Assignor against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Assignor as a result of acts, omissions or occurrences relating to the Management Services Agreement which occur, accrue or arise after the Assignment Date.

(b) Assignor shall be responsible for, and hereby indemnifies and holds Assignee harmless from and against, any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Assignee as a result of acts, omissions or occurrences relating to the Management Services Agreement which occur, accrue or arise prior to the Assignment Date, but only to the extent that Assignor is liable for same as provided in the Management Services Agreement.

5. Amendment and Modification. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure herefrom, will in any even be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which it is given.

6. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Texas.

7. Headings. The headings contained in this Agreement are for the purposes of reference only and shall not limit, define, extend or otherwise affect the meaning or scope of this Agreement or any provision hereof.

8. Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

9. Effect. To the extent that any term or provision of this Agreement constitutes a material amendment of the Management Services Agreement, it shall not be effective until 10 Business Days (as defined in the Indenture dated as of November 9, 2006 (the “Sabine Indenture”) among Owner, the Guarantors (as defined therein) and The Bank of New York, as trustee, as amended from time to time) after (i) a copy of this Agreement has been delivered to the Collateral Trustee under the Sabine Indenture along with a certificate of an Authorized Officer (as defined in the Sabine Indenture) certifying that the proposed amendment could not reasonably be expected to have a Material Adverse Effect (as defined in the Sabine Indenture). In addition, on the Assignment Date, the Letter Agreement dated September 1, 2006 between the Assignor and the Assignee shall be deemed terminated. All provisions, covenants and agreements herein shall be binding upon and inure to the benefit of, and be enforceable by or against, the parties hereto and their respective successors and assigns.

10. Delivery to Collateral Trustee. Within one (1) Business Day of the execution hereof, Owner agrees to deliver a copy of this Agreement to the Collateral Trustee under the Sabine Indenture along with a certificate of an Authorized Officer (as defined in the Sabine Indenture) certifying that the proposed amendment or termination could not reasonably be expected to have a Material Adverse Effect (as defined in the Sabine Indenture).

11. Third-Party Beneficiary. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other person has any right, benefit, priority or interest under or because of the existence of this Agreement.

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IN WITNESS WHEREOF, Assignor, Assignee and Owner have each caused this Agreement to by duly executed as of the date first written above.

ASSIGNOR:

SABINE PASS LNG- GP, INC.

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

ASSIGNEE:

CHENIERE LNG TERMINALS, INC.

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

OWNER:

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG - GP, Inc.,
its General Partner

By:	/s/ Graham McArthur
	Name:	Graham McArthur
	Title:	Treasurer